Exhibit 10.37

        In 2006, the Company agreed to pay HealthpointCapital, LLC a fee in the amount of $1 million for advisory services provided to the Company by HealthpointCapital, LLC, in connection with the Company's proposed initial public offering. Pursuant to the agreement, the Company is also obligated to reimburse HealthpointCapital, LLC for related costs and expenses.